EXHIBIT 23



                                  CROWE CHIZEK




                         CONSENT OF INDEPENDENT AUDITORS


As independent certified public accountants, we hereby consent to the incorporation by reference of our opinion dated October 31, 1996, except for
Note 1 (Earnings and Dividends per Common Share) as to which the date is November 6, 1996, accompanying the consolidated financial statements of First Federal Bancorp, Inc., as contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, in the Registration Statements on Form S-8 previously filed by First Federal Bancorp, Inc., with the Securities and Exchange Commission on July 17, 1995, and on February 1, 1994.


                                         /s/  Crowe, Chizek and Company LLP
                                         ---------------------------------------
                                              Crowe, Chizek and Company LLP


December 19, 1996
Columbus, Ohio